Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form F-3 of Qiao Xing Universal Telephone, Inc. and subsidiaries of our report dated July 08, 2008 relating to our audits of the consolidated financial statements included in and incorporated in the annual report on Form 20-F of Qiao Xing Universal Telephone, Inc. and subsidiaries for each of the three years ended December 31, 2007.
We also consent to the reference to our firm under the caption “Experts” in such Prospectus, which is part of this Registration Statement.
/s/ Grobstein, Horwath & Company LLP
Sherman Oaks, California
October 27, 2008